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Exhibit 10.23

EMPLOYMENT AGREEMENT
("Agreement")

-by and between-

VALVINO LAMORE, LLC,
("Employer")

-and-

MATT MADDOX
("Employee")

DATED: as of May 31, 2002

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the            day of May, 2002, by and between VALVINO LAMORE, LLC ("Employer") and MATT MADDOX ("Employee").

WITNESSETH:

        WHEREAS, Employer is a limited liability company duly organized and existing under the laws of the State of Nevada, maintains its principal place of business at 3145 Las Vegas Blvd. South, Las Vegas, Nevada, and is engaged in the business of developing, constructing and operating a casino/hotel complex at such principal place of business; and,

        WHEREAS, in furtherance of its business, Employer has need of qualified, experienced personnel; and,

        WHEREAS, Employee is an adult individual residing at 10164 Birch Bluff Lane, Las Vegas, Nevada 89145; and,

        WHEREAS, Employee has represented and warranted to Employer that Employee possesses sufficient qualifications and expertise in order to fulfill the terms of the employment stated in this Agreement; and,

        WHEREAS, Employer is willing to employ Employee, and Employee is desirous of accepting employment from Employer under the terms and pursuant to the conditions set forth herein;

        NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee do hereby covenant and agree as follows:

        1.    DEFINITIONS.    As used in this Agreement, the words and terms hereinafter defined have the respective meanings ascribed to them herein, unless a different meaning clearly appears from the context:

          (a)  "Affiliate"—means with respect to a specified Person, any other Person who or which is (i) a principal of the specified Person, (ii) directly or indirectly controlling, controlled by or under common control with the specified Person, or (iii) any member, director, officer or manager of the specified Person. For purposes of this definition, "control", "controlling", "controlled" mean the right to exercise, directly or indirectly, more than fifty percent of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

          (b)  "Anniversary"—means each annual anniversary date of the Effective Date during the Term of this Agreement (as defined in Section 6 hereof).

          (c)  "Cause"—means

            (i)    the conviction of Employee of a felony by a court of competent jurisdiction;

            (ii)  the indictment of Employee by a state or federal grand jury of competent jurisdiction for embezzlement or misappropriation of Employer's funds or for any act of dishonesty or lack of fidelity towards Employer;

            (iii)  a decree of a court of competent jurisdiction that Employee is not mentally competent or is unable to handle his/her own affairs;

            (iv)  the written confession by Employee of any act of dishonesty towards Employer or any embezzlement or misappropriation of Employer's funds;

            (v)  the payment (or, by the operation solely of the effect of a deductible, the failure of payment) by a surety or insurer of a claim under a fidelity bond issued to the benefit of Employer reimbursing Employer for a loss due the wrongful act or wrongful omission to act of Employee (the occurrence of which shall cause Employee to be indebted to Employer for the LESSER of either (A) the loss incurred by Employer or (B) the sums paid by Employer to Employee pursuant to this Agreement);

            (vi)  Employee's breach of the restrictive covenant set forth in Section 11 of this Agreement;

            (vii) Employee's failure to maintain in force and in good standing any and all licenses, permits and/or approvals required of Employee by the relevant governmental authorities for the discharge of the obligations of Employee under this Agreement; or

            (viii)Employer's material violation of any statutory or common law duty of loyalty to Employer, any of its Affiliates or Wynn;

    provided, however, that Employee's disability due to illness or accident or any other mental or physical incapacity shall not constitute "Cause" as defined herein.

          (d)  "Complete Disability"—means the inability of Employee, due to illness or accident or other mental or physical incapacity, to perform his/her obligations under this Agreement for a period as defined by Employer's local disability plan or plans.

          (e)  "Effective Date"—means June 3, 2002.

          (f)    "Prior Employment"—means any prior employment Employee has had with either Employer or Employer's Affiliate.

          (g)  "Wynn"—means Stephen A. Wynn.

        2.    PRIOR EMPLOYMENT.    This Agreement supersedes and replaces any and all prior employment agreements, change in control agreements and severance plans or agreements, whether written or oral, by and between Employee, on the one side, and Employer or any of Employer's Affiliates, on the other side, or under which Employee is a participant. From and after the Effective Date, Employee shall be the employee of Employer under the terms and pursuant to the conditions set forth in this Agreement.

        3.    BASIC EMPLOYMENT AGREEMENT.    Subject to the terms and pursuant to the conditions hereinafter set forth, Employer hereby employs Employee during the Term hereinafter specified to serve in a capacity, under a title, and with such duties not inconsistent with those set forth in Section 4 of this Agreement, as the same may be modified and/or assigned to Employee by Employer from time to time; provided, however, that no change in Employee's duties shall be permitted if it would result in a material reduction in the level of Employee's duties as in effect prior to the change, it being understood that no change in Employee's titles or reporting responsibilities shall in itself be a basis for finding a material reduction in the level of duties.

        4.    DUTIES OF EMPLOYEE.    Employee shall perform such duties assigned to Employee by Employer as are generally associated with the duties of Vice President—Investor Relations & Treasurer for Employer or such similar duties as may be assigned to Employee by Employer as Employer may determine, including, but not limited to (i) the efficient and continuous operation of Employer and Employer's Affiliates; (ii) the preparation of relevant budgets and allocation or relevant funds; (iii) the selection and delegation of duties and responsibilities of subordinates; (iv) the direction, review and oversight of all programs under Employee's supervision; and (v) such other and further duties specifically related to such duties as assigned by Employer to Employee. The foregoing notwithstanding,

Employee shall devote such time to Employer's Affiliates as may be required by Employer, provided such duties are not inconsistent with Employee's primary duties to Employer hereunder.

        5.    ACCEPTANCE OF EMPLOYMENT.    Employee hereby unconditionally accepts the employment set forth hereunder, under the terms and pursuant to the conditions set forth in this Agreement. Employee hereby covenants and agrees that, during the Term, Employee will devote the whole of Employee's normal and customary working time and best efforts solely to the performance of Employee's duties under this Agreement and that, except upon Employer's prior express written authorization to that effect, Employee shall not perform any services for any casino, hotel/casino or other similar gaming or gambling operation not owned by Employer or any of Employer's Affiliates.

        6.    TERM.    Unless sooner terminated as provided in this Agreement, the term of this Agreement (the "Term") shall consist of four (4) years commencing as of the Effective Date of this Agreement and terminating on the fourth Anniversary of the Effective Date.

        7.    SPECIAL TERMINATION PROVISIONS.    Notwithstanding the provisions of Section 6 of this Agreement, this Agreement shall terminate upon the occurrence of any of the following events:

          (a)  the death of Employee;

          (b)  the giving of written notice from Employer to Employee of the termination of this Agreement upon the Complete Disability of Employee;

          (c)  the giving of written notice by Employer to Employee of the termination of this Agreement upon the discharge of Employee for Cause;

          (d)  the giving of written notice by Employer to Employee of the termination of this Agreement following a disapproval of this Agreement or the denial, suspension, limitation or revocation of Employee's License (as defined in Section 9(b) of this Agreement);

          (e)  the giving of written notice by Employee to Employer upon a material breach of this Agreement by Employer, which material breach remains uncured for a period of thirty (30) days after the giving of such notice; or

          (f)    the giving of written notice by Employee to Employer of termination of this Agreement without cause.

In the event of a termination of this Agreement pursuant to the provisions of Subsection 7(a), (b), (c), (d), or (f), Employer shall not be required to make any payments to Employee other than payment of Base Salary and vacation pay accrued but unpaid and expenses incurred but not reimbursed through the termination date; specifically, in such event, Employee shall not be entitled to any benefits pursuant to any severance plan in effect by Employer or any of Employer's Affiliates. In addition, in the event of a termination of this Agreement pursuant to Subsection 7(f), the provisions of Subsection 11(a) shall continue to apply for the Term and the provisions of Subsection 11(b) shall continue to apply for one (1) year following the expiration of the Term.

        8.    COMPENSATION TO EMPLOYEE.    For and in complete consideration of Employee's full and faithful performance of Employee's duties under this Agreement, Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, the following items of compensation:

          (a)  BASE SALARY.    Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of Two Hundred Thousand Dollars ($200,000.00) per annum during the Term, payable in such installments as shall be convenient to Employer (the "Base Salary"). Such Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including, but not limited to, any discretionary bonus, stock option plan, profit sharing plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, or any and all other benefit plan which may be in effect during the Term. Such Base Salary shall be subject to merit reviews on each Anniversary Date and may be increased, but not decreased, as a result of such merit review(s).

          (b)  BONUS COMPENSATION.    Employee also will be eligible to receive a bonus at such times and in such amounts as Employer, in its sole, exclusive and unreviewable discretion, may determine, but in no event shall Employee's annual bonus be less than Fifty Thousand Dollars ($50,000.00) during any full calendar year of the Term of this Agreement. The goals, if any, that Employee must meet or exceed in order to become eligible for bonus compensation shall be determined by Employer in Employer's sole discretion, and disclosed to Employee before or at the commencement of the period for which such goals may apply.

          (c)  EMPLOYEE BENEFIT PLANS.    Employer hereby covenants and agrees that it shall include Employee, if otherwise eligible, in any stock option plan, profit sharing plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, and any and all other benefit plan which may be placed in effect by Employer or any of its Affiliates for the benefit of Employer's employees during the Term. Unless prohibited by law or the terms of the applicable plan, Employee's eligibility for medical and/or hospitalization benefits shall commence on the Effective Date of this Agreement. Nothing in this Agreement shall limit Employer's or its Affiliates' ability to adopt, amend or terminate any such benefit plan at any time.

          (d)  EXPENSE REIMBURSEMENT.    During the Term and provided the same are authorized in advance by Employer, Employer shall either pay directly or reimburse Employee for Employee's reasonable expenses incurred for the benefit of Employer in accordance with Employer's general policy regarding reimbursement, as the same may be amended, modified or changed from time to time. Prior to such payment or reimbursement, Employee shall provide Employer with sufficient detailed invoices of such expenses in accordance with the then applicable guidelines of the Internal Revenue Service so as to entitle Employer to a deduction for such expenses.

          (e)  VACATIONS AND HOLIDAYS.    Commencing as of the Effective Date of this Agreement, Employee shall be entitled to (i) annual paid vacation leave in accordance with Employer's standard policy therefor to be taken at such times as selected by Employee and approved by Employer, but in no event less than two (2) weeks during any year of the Term, and (ii) paid holidays (or, at Employer's option, an equivalent number of paid days off) in accordance with Employer's standard policy therefor.

        9.    LICENSING REQUIREMENTS.

          (a)  Employer and Employee hereby covenant and agree that this Agreement may be subject to the approval of one or more gaming regulatory authorities (the "Authorities") pursuant to the provisions of the relevant gaming regulatory statutes (the "Gaming Acts") and the regulations promulgated thereunder (the "Gaming Regulations"). Employer and Employee hereby covenant and agree to use their best efforts to obtain any and all approvals required by the Gaming Acts and/or Gaming Regulations. In the event that (i) an approval of this Agreement by the Authorities is required for Employee to carry out his duties and responsibilities set forth in Section 4 of this Agreement, (ii) Employer and Employee have used their best efforts to obtain such approval, and (iii) this Agreement is not so approved by the Authorities, then this Agreement shall immediately terminate and shall be null and void.

          (b)  If applicable, Employer and Employee hereby covenant and agree that, in order for Employee to discharge the duties required under this Agreement, Employee may be required to apply for or hold a license, registration, permit or other approval (the "License") as issued by the Authorities pursuant to the terms of the relevant Gaming Act and as otherwise required by this Agreement. In the event Employee fails to apply for and secure, or the Authorities refuse to issue or renew Employee's License, Employee, at Employer's sole cost and expense, shall promptly defend such action and shall take such reasonable steps as may be required to either remove the objections or secure the Authorities' approval, respectively. The foregoing notwithstanding, if the source of the objections or the Authorities' refusal to renew Employee's License arise as a result of any of the events described in Subsection 1(c) of this Agreement, then Employer's obligations under this Section 9 shall not be operative and Employee shall promptly reimburse Employer upon demand for any expenses incurred by Employer pursuant to this Section 9.

          (c)  Employer and Employee hereby covenant and agree that the provisions of this Section 9 shall apply in the event Employee's duties require that Employee also be licensed by governmental agencies other than the Authorities.

        10.  CONFIDENTIALITY. Employee hereby warrants, covenants and agrees that, without the prior express written approval of Employer, Employee shall hold in the strictest confidence, and shall not disclose to any person, firm, corporation or other entity, any and all of Employer's confidential data, including but not limited to (a) information, drawings, sketches, plans or other documents concerning Employer's business or development plans, customers or suppliers or those of Employer's Affiliates; (b) Employer's or its Affiliates' development, design, construction or sales and marketing methods or techniques; or (c) Employer's trade secrets and other "know-how" or information not of a public nature, regardless of how such information came to the custody of Employee. For purposes of this Agreement, such confidential information shall include, but not be limited to, information, including a formula, pattern, compilation, program, device, method, technique or process, that (x) derives independent economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (y) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The warranty, covenant and agreement set forth in this Section 10 shall not expire, shall survive this Agreement, and shall be binding upon Employee without regard to the passage of time or other events.

        11.  RESTRICTIVE COVENANT/NO SOLICITATION.

          (a)  Employee hereby covenants and agrees that, during the Term or for such longer period so long as Employer pays to Employee the compensation set forth in Subsection 8(a) of this Agreement, Employee shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member of a limited liability company, shareholder of a closely held corporation, or shareholder in excess of two (2%) per cent of a publicly traded corporation, corporate officer or director, manager, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the principal business activity of Employer or Employer's Affiliates, in or about any market in which Employer or Employer's Affiliates have or have publicly announced a plan for hotel or gaming operations. Employee hereby further covenants and agrees that the restrictive covenant contained in this Section 11 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Employer, imposes no undue hardship on Employee, and is not injurious to the public.

          (b)  Employee hereby further covenants and agrees that, during the Term and for a period of one (1) year following the expiration of the Term, Employee shall not directly or indirectly, and Employee shall not suffer others to, solicit or attempt to solicit for employment any management level employee of Employer or Employer's Affiliates with or on behalf of any business that is in competition in any manner whatsoever with the principal business activity of Employer or Employer's Affiliates, in or about any market in which Employer or Employer's Affiliates have or plan hotel or gaming operations.

        12.  BEST EVIDENCE.    This Agreement shall be executed in original and "Xerox" or photostatic copies and each copy bearing original signatures in ink shall be deemed an original.

        13.  SUCCESSION.    This Agreement shall be binding upon and inure to the benefit of Employer and Employee and their respective successors and assigns.

        14.  ASSIGNMENT.    Employee shall not assign this Agreement nor delegate his duties hereunder without the express written prior consent of Employer thereto. Any purported assignment by Employee in violation of this Section 14 shall be null and void and of no force or effect. Employer shall have the right to assign this Agreement freely.

        15.  AMENDMENT OR MODIFICATION.    This Agreement may not be amended, modified, changed or altered except by a writing signed by both Employer and Employee.

        16.  GOVERNING LAW.    This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction where Employer's principal place of business is located in effect on the Effective Date of this Agreement, without regard to conflicts of law principles.

        17.  NOTICES.    Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to:

TO EMPLOYER:	Valvino Lamore, LLC 3145 Las Vegas Boulevard South Las Vegas, Nevada 89109 Attn: Human Resources
WITH A COPY THAT SHALL NOT BE NOTICE TO:	Wynn Resorts, LLC 3145 Las Vegas Boulevard South Las Vegas, Nevada 89109 Attn: Legal Department
TO EMPLOYEE:	Matt Maddox 10164 Birch Bluff Lane Las Vegas, NV 89145

All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 17.

        18.  INTERPRETATION.    The preamble recitals to this Agreement are incorporated into and made a part of this Agreement; titles of sections are for convenience only and are not to be considered a part of this Agreement.

        19.  SEVERABILITY.    In the event any one or more provisions of this Agreement is declared judicially void or otherwise unenforceable, the remainder of this Agreement shall survive and such provision(s) shall be deemed modified or amended so as to fulfill the intent of the parties hereto.

        20.  DISPUTE RESOLUTION.    Except for equitable actions seeking to enforce the provisions of Sections 10 and 11 of this Agreement, jurisdiction and venue for which is hereby granted to the court of general trial jurisdiction in the state and county where Employer's principal place of business is located, any and all claims, disputes, or controversies arising between the parties hereto regarding any of the terms of this Agreement or the breach thereof, on the written demand of either of the parties hereto, shall be submitted to and be determined by final and binding arbitration held in the state and county where Employer's principal place is located, in accordance with Employer's or Employer's Affiliates' arbitration policy governing employment disputes. This agreement to arbitrate shall be specifically enforceable in any court of competent jurisdiction.

        21.  WAIVER.    None of the terms of this Agreement, including this Section 21, or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

        22.  PAROL.    This Agreement constitutes the entire agreement between Employer and Employee with respect to the subject matter hereto and this Agreement supersedes any prior understandings, agreements, undertakings or severance policies or plans by and between Employer or Employer's Affiliates, on the one side, and Employee, on the other side, with respect to the subject matter hereof or Employee's employment with Employer or Employer's Affiliates.

        IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

VALVINO LAMORE, LLC		EMPLOYEE
By:	/s/ MARC SCHORR	/s/ MATT MADDOX Matt Maddox

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  Exhibit 10.23
EMPLOYMENT AGREEMENT ("Agreement") -by and between- VALVINO LAMORE, LLC, ("Employer") -and- MATT MADDOX ("Employee")
WITNESSETH